Exhibit 5.1

October 5, 2012

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

(847) 646-2000

Re:	Kraft Foods Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Kraft Foods Group, Inc., a Virginia corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) $1,000,000,000 1.625% Notes due 2015, (ii) $1,000,000,000 2.250% Notes due 2017, (iii) $1,034,657,000 6.125% Notes due 2018, (iv) $900,000,000 5.375% Notes due 2020, (v) $2,000,000,000 3.500% Notes due 2022, (vi) $877,860,000 6.875% Notes due 2039, (vii) $787,483,000 6.500% Notes due 2040 and (viii) $2,000,000,000 5.000% Notes due 2042 (together, the “New Notes”), in exchange for a like principal amount of the Company’s outstanding (i) $1,000,000,000 1.625% Notes due 2015, (ii) $1,000,000,000 2.250% Notes due 2017, (iii) $1,034,657,000 6.125% Notes due 2018, (iv) $900,000,000 5.375% Notes due 2020, (v) $2,000,000,000 3.500% Notes due 2022, (vi) $877,860,000 6.875% Notes due 2039, (vii) $787,483,000 6.500% Notes due 2040 and (viii) $2,000,000,000 5.000% Notes due 2042 (together, the “Outstanding Notes”).

The Outstanding Notes have been issued pursuant to the Indenture dated as of June 4, 2012 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by (x) Supplemental Indenture No. 1, dated as of June 4, 2012, between the Company, as issuer, Kraft Foods Inc., as initial guarantor, and the Trustee, with respect to the (i) $1,000,000,000 1.625% Notes due 2015, (ii) $1,000,000,000 2.250% Notes due 2017, (iii) $2,000,000,000 3.500% Notes due 2022, and (iv) $2,000,000,000 5.000% Notes due 2042 (the “First Supplemental Indenture”) and (y) Supplemental Indenture No. 2, dated as of July 18, 2012, between the Company, as issuer, Kraft Foods Inc., as initial guarantor and the Trustee, with respect to the (i) $1,034,657,000 6.125% Notes due 2018, (ii) $900,000,000 5.375% Notes due 2020, (iii) $877,860,000 6.875% Notes due 2039, and (iv) $787,483,000 6.500% Notes due 2040 (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Outstanding Notes, the New Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We are not admitted or qualified to practice law in the Commonwealth of Virginia, therefore we have relied upon the opinion of Hunton & Williams LLP, with respect to matters governed by the laws of the Commonwealth of Virginia.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; or (v) any waiver of the right to jury trial.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP